UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 13, 2018

LAMPERD LESS LETHAL INC.
(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

333-84976

(Commission File Number)

98-0358040

(IRS Employer Identification No.)

1200 Michener Road, Sarnia, Ontario, Canada N7S 4B1

(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code (519) 344-4445

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 8.01. Other Events

Lamperd Less Lethal Announces New Assembly Facility in Pittsburgh for Pepper Blast to Counter Active Shooter and Aggressive Animal Situations

Strong Response and Initial Orders to Product Introduction for School Safety and Humane Protection Against Aggressive Animals

SARNIA, Ontario, March 13, 2018 (NewMediaWire) -- Lamperd Less Lethal, Inc. (OTC PINK: LLLI), an innovation leader and manufacturer of advanced security solutions for law enforcement, military and other users worldwide, is now making efforts to help open a new Pittsburgh assembly facility in response to strong interest in the U.S. and the first purchase orders for its new Pepper Blast product. Pepper Blast is an easy to use, OC pepper compound dispenser which can immediately incapacitate an active shooter with severe respiratory distress and impairment of vision for up to 10 minutes without the risks of using deadly force. For this reason, it offers a solution to the major issue of school shooting events as have tragically been in the news. Pepper Blast also has an ideal application as a humane protection measure in the great many situations involving aggressive dogs or other animals that police, animal control and other professionals face on a regular basis. Unlike common pepper spray devices, Pepper Blast does not need to be carefully aimed but only thrown in the vicinity of the threat where it instantly disburses a powerful but harmless cloud of pepper irritant over a 20 foot radius without releasing any harmful fragments.

The new assembly facility for Pepper Blast, to be located in Pittsburgh, is being planned to open in the first half of 2018 so that Lamperd will be able to easily supply large numbers of these units to customers throughout the United States. The facility will be operated under the authority E.J.C. Security Services, Inc. which specializes in "Use of Force Management and Training" and has been working together with Lamperd Less Lethal for over 20 years providing highly accredited training functions on the company’s products worldwide. E.J.C management may be contacted directly by phone at (412) 855-7964 or email to bullitt67@verizon.net.

Barry Lamperd, CEO of Lamperd Less Lethal, stated; "The response we have been receiving to our Pepper Blast product has indicated that this will be a very important area of focus in 2018 and beyond. The vital issue of protecting students in schools from the threat of active shooters is something we want to do everything in our power to help resolve. Lamperd's Pepper Blast product may be the best solution to this issue as it can quickly and effectively counter a shooting situation without having to resort to arming teachers with guns or putting limited numbers of very expensive armed guards into our schools. We believe every teacher and school official should have simple training and ready access to Pepper Blast so that any one of them will be in a position to stop or greatly diminish the threat of an active shooter wherever the need arises and be able to save lives. Additionally, we have been receiving strong interest in Pepper Blast from professionals who must face the threat of aggressive dogs or other animals on a regular basis. Pepper Blast is also an ideal measure to deal with this widespread issue as it will frighten off or remove the aggression from the animal without having to resort to the use of deadly force. Most police, animal control and other field professionals do not want to kill dogs or other animals unnecessarily and we have been receiving feedback that they would welcome Pepper Blast as a humane protection measure to have available.  For both the school security and aggressive animal roles, we foresee a very large demand for the Lamperd Pepper Blast product in Canada, the U.S. and many other countries around the world."

For more information on Pepper Blast including photos, detailed product specifications and demonstration videos please visit the company website at http://www.lamperdlesslethal.com.

About the Company

Lamperd Less Lethal, Inc. (LLLI) is a developer, manufacturer and international sales company for advanced less lethal weapons, ammunition and other security products marketed to police, correctional, military and private security forces. The company sells over 300 different products including small & large caliber projectile guns, flash grenades, pepper spray grenades, 37mm & 40mm launching systems and interlocking riot shields. Lamperd also offers advisory services and hands-on training classes run by highly accredited instructors.

This press release contains forward-looking statements relating to Lamperd Less Lethal, Inc. Lamperd Less Lethal, Inc. undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results.

Safe Harbor for Forward-Looking Statements:

This news release includes forward-looking statements. While these statements are made to convey to the public the company's progress, business opportunities and growth prospects, readers are cautioned that such forward-looking statements represent management's opinion. Whereas management believes such representations to be true and accurate based on information and data available to the company at this time, actual results may differ materially from those described. The company's operations and business prospects are always subject to risk and uncertainties. Important factors that may cause actual results to differ are and will be set forth in the company's periodic filings with the U.S. Securities and Exchange Commission.

Contact: Lamperd Less Lethal, Inc.

Barry Lamperd, President & CEO

(519) 344-4445

Company Website: www.lamperdlesslethal.com

Lamperd Less Lethal on Facebook:  http://www.facebook.com/lamperdlesslethal

Lamperd Less Lethal on Instagram:http://www.instagram.com/llli_lamperd_lesslethal

Lamperd Less Lethal on Twitter: http://www.twitter.com/llli_lesslethal

Barry Lamperd on Twitter: http://www.twitter.com/lamperd_llli

#Colleges #Universities #Schools #Safety #AnimalControl #Humane #LessLethalAmmo $LLLI

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAMPERD LESS LETHAL INC.

Date: March 13, 2018	By:	/s/ Barry Lamperd
Barry Lamperd
President

3